Exhibit (a)(5)(iii)

Western Asset Intermediate Muni Fund Inc. Announces Final Results of Issuer Tender Offer for Auction Rate Preferred Stock and Offering of Variable Rate Preferred Stock

New York, NY (February 25, 2015) — Western Asset Intermediate Muni Fund Inc. (the “Fund”) (NYSE Amex: SBI) announced today the final results for its issuer tender offer for up to 100% of its outstanding Series M Municipal Auction Rate Cumulative Preferred Stock (“ARPS”) at a price equal to 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through the termination date of the tender offer. The Fund’s tender offer expired on Friday, February 20, 2015 at 5:00 p.m. New York City time. All shares that were validly tendered and not withdrawn during the offering period have been accepted for payment.

The Fund has accepted for payment 1,896 ARPS, which represent 94.8% of its outstanding ARPS. Payment for such shares was made on February 25, 2015. The ARPS that were not tendered will remain outstanding.

The Fund also announced today that it completed an offering of 1,896 shares of Series 1 Variable Rate Demand Preferred Stock (“VRDPS”), liquidation preference $25,000 per share. The net proceeds from the offering have been used to repurchase the ARPS that have been accepted for payment pursuant to the tender offer.

Any questions about the tender offer can be directed to Deutsche Bank Trust Company Americas, the information agent for the tender offer, at (877) 843-9767.

*********************

Western Asset Intermediate Muni Fund Inc. is a diversified, closed-end management investment company. The Fund’s investment objective is to provide common shareholders a high level of current income exempt from regular federal income taxes consistent with prudent investing. The Fund is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and sub-advised by Western Asset Management Company, an affiliate of the investment manager. Additional information regarding the matters addressed in the press release may be announced subsequently via press release, which can be accessed at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

THIS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati — (212) 805-6036, mrosati@leggmason.com.

Western Asset Management Company and Legg Mason Investor Services, LLC are subsidiaries of Legg Mason, Inc.

© 2015 Legg Mason Investor Services, LLC. Member FINRA, SIPC